UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
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John D. Oil and Gas Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 29, 2008
Dear Fellow Stockholder:
You are cordially invited to attend the 2008 Annual Meeting of Stockholders of John D. Oil and Gas Company on Wednesday, June 4, 2008, starting at 10:00 a.m. local time at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.
As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors. In addition, our management will report on our results and will be available to respond to your questions.
Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.
On behalf of the directors and management of John D. Oil and Gas Company, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.
Sincerely,
Richard M. Osborne
Chairman of the Board and
Chief Executive Officer

JOHN D. OIL AND GAS COMPANY
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 4, 2008
To the Stockholders of John D. Oil and Gas Company:
The Annual Meeting of the Stockholders of John D. Oil and Gas Company, a Maryland corporation, will be held on Wednesday, June 4, 2008, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. local time, for the following purposes:
1.	To elect nine directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
These items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on April 18, 2008, are entitled to vote at the annual meeting.
All stockholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy card.
By Order of the Board of Directors,
Marc C. Krantz
Secretary

JOHN D. OIL AND GAS COMPANY
PROXY STATEMENT
GENERAL INFORMATION
This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at the 2008 Annual Meeting of Stockholders to be held on Wednesday, June 4, 2008, and any postponements or adjournments of the meeting.
This proxy statement and the accompanying chairman’s letter, notice and proxy card, together with our annual report on Form 10-KSB for the year ended December 31, 2007, are being sent to our stockholders beginning on or about May 5, 2008.
Questions and Answers
Q:	When and where is the annual meeting?

A:	Our 2008 Annual Meeting of Stockholders will be held on Wednesday, June 4, 2008, at 10:00 a.m. local time, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060.

Q:	What are stockholders voting on?

A:	Election of nine directors — Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith.

If a proposal other than the election of directors is presented at the annual meeting, your signed proxy card gives authority to Gregory J. Osborne or Marc C. Krantz to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is April 18, 2008. Only holders of our common stock as of the close of business on April 18, 2008 are entitled to vote at the annual meeting. Each share of common stock is entitled to one vote.

Q:	How do stockholders vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. You have the right to revoke your proxy any time before the meeting by:
•	notifying our secretary,

•	voting in person, or

•	returning a later-dated proxy.
If you return your signed proxy card, but do not indicate your voting preferences, Gregory J. Osborne or Marc C. Krantz will vote FOR the director nominees on your behalf.

Q:	Who will count the vote?

A:	Representatives of Registrar and Transfer Company, our transfer agent, will tabulate the votes. Jeffery J. Heidnik and C. Jean Mihitsch will be responsible for reviewing the vote count as election inspectors.

Q:	What shares are included on the proxy card and what does it mean if I receive more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What constitutes a quorum?

A:	As of the record date, 9,019,015 shares of our common stock were outstanding. A majority of the outstanding shares of our common stock, present or represented by proxy, constitutes a quorum for adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. “Broker non-votes” will not be part of the voting power present, but will be counted to determine whether or not a quorum is present. A “broker non-vote” occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter. “Broker non-votes” are not counted for purposes of electing directors.

Q:	Who can attend the annual meeting?

A:	All stockholders as of the record date, April 18, 2008, can attend.

Q:	What percentage of stock are the directors and officers entitled to vote at the annual meeting?

A:	Together, they own 4,606,453 shares of our common stock, or 51.1% of the stock entitled to vote at the annual meeting. (See pages 12 and 13 for more details.)

Q:	Who should I contact with questions regarding shares of stock I own?

A:	Our transfer agent is Registrar and Transfer Company. Questions on change of ownership, total shares owned, consolidation of accounts and other related stock ownership matters should be directed to: Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016, 1-800-368-5948, www.rtco.com.

Q:	Who is our largest stockholder?

A:	Richard M. Osborne, our chairman and chief executive officer, as sole trustee of the Richard M. Osborne Trust and the sole stockholder of Retirement Management Company, beneficially owns 4,431,507 shares of our common stock, or 44.4%, as of the record date. Richard Osborne’s beneficial ownership includes 151,000 shares owned by Gregory J. Osborne, our president and chief operating officer, which Richard Osborne has the right to vote, and limited partnership interests in our operating partnership that are convertible into 971,966 shares of our common stock.

Q:	When is a stockholder proposal due for our next annual meeting?

A:	In order to be considered for inclusion in next year’s proxy statement, stockholder proposals must be submitted in writing by January 3, 2009, to Marc C. Krantz, Secretary, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060, and must be in accordance with the requirements of our bylaws and the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act). (See pages 15 through 16 for more details.)

Q:	How does a stockholder communicate with our board of directors?

A:	Stockholders may send communications to our board to C. Jean Mihitsch, Chief Financial Officer, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060. (See page 16 for more details.)

Q:	How does a stockholder nominate someone to be a director ?

A:	A stockholder may recommend any person as a nominee for director by writing to Marc C. Krantz, Secretary, John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060. Recommendations for next year’s annual meeting must be received no earlier than March 6, 2009, and no later than April 5, 2009, and must be in accordance with the requirements of our bylaws. (See pages 6 and 7 for more details.)

Q:	Who pays for the solicitation expenses?

A:	The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by us. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone and by facsimile, and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by our directors, officers and employees.

ELECTION OF DIRECTORS
At this annual meeting, nine directors are to be elected to hold office until the next annual meeting of stockholders or until their respective successors are duly elected and qualified. Nominees for election this year are Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.
If any director to be elected is unable to stand for re-election, the board may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter event, shares represented by proxies may be voted for a substitute director. We need the affirmative vote of the holders of a plurality of the shares of our common stock present or represented by proxy at the annual meeting to elect directors. Abstentions and votes withheld for directors will have the same effect as votes against.
The board of directors recommends that you vote FOR Mr. Calabrese, Mr. Coyne, Mr. Flenner, Mr. Grossi, Mr. Krantz, Gregory Osborne, Richard Osborne, Mr. Smail and Mr. Smith.
BOARD OF DIRECTORS

Name	Age	Position	Director Since

Richard M. Osborne	62	Chairman, Chief Executive Officer and Director	1998
Gregory J. Osborne	29	President, Chief Operating Officer and Director	2006
Marc C. Krantz	47	Secretary and Director	1998
Steven A. Calabrese	47	Director	1998
Terence P. Coyne	38	Director	2006
Richard T. Flenner, Jr.	65	Director	2004
Mark D. Grossi	54	Director	1998
James R. Smail	61	Director	2006
Thomas J. Smith	64	Director	1998
Richard M. Osborne has been chairman, chief executive officer and a director of John D. Oil and Gas since September 1998. Mr. Osborne is president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery. Mr. Osborne is also the chairman and chief executive officer of Energy West Incorporated, a publicly-held public utility company and chairman of Corning Natural Gas Corporation, a public utility company in Corning, New York.
Gregory J. Osborne has been president and chief operating officer of John D. Oil and Gas since April 2006 and a director since February 2006. From 2003 until his appointment as our president and COO, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a regulated gas public utility company operating in Ohio. Gregory Osborne serves as a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our chairman and chief executive officer.
Marc C. Krantz has been secretary and a director of John D. Oil and Gas since September 1998. Mr. Krantz is the managing partner of the law firm of Kohrman Jackson & Krantz P.L.L. and has been with the firm since 1992.
Steven A. Calabrese has been a director of John D. Oil and Gas since September 1998. He is the managing partner of Calabrese, Racek and Markos, Inc., which operates a number of commercial real estate companies in Cleveland, Ohio and Tampa, Florida. The firms specialize in evaluation, market research and reporting, management, construction and development services for commercial and industrial real estate. He is a director of Energy West, Incorporated, a publicly-held public utility company in Great Falls, Montana.
Terence P. Coyne has been a director of John D. Oil and Gas since February 2006. Mr. Coyne has been a commercial real estate broker with Grubb & Ellis, a publicly-traded commercial real estate services firm, since 1996, representing parties in the acquisition and disposition of commercial real estate.
Richard T. Flenner, Jr. has been a director of John D. Oil and Gas since 2004. Mr. Flenner has served as president, chief executive officer and a director of Lake National Bank, a national bank located in Mentor, Ohio, since it was founded in January 2005. Lake National Bank is controlled by Richard Osborne’s father. Formerly, Mr. Flenner was president, chief executive officer and a director of Great Lakes Bank and its holding company, GLB Bancorp, Inc., from July 1994 to October 2003, at which time the bank was purchased by Sky Financial Group, Inc.
Mark D. Grossi has been a director of John D. Oil and Gas since September 1998. Mr. Grossi was employed as executive vice president of Charter One Financial, Inc., a publicly-traded bank holding company, and executive vice president and chief retail banking officer of its subsidiary, Charter One Bank, from 1992 through September 2004, at which time Charter One Financial was purchased by Citizens Financial Group, Inc., a wholly owned subsidiary of The Royal Bank of Scotland Group plc. Mr. Grossi is a director Energy West Incorporated, a publicly-held public utility company in Great Falls, Montana.
James R. Smail was appointed director of John D. Oil and Gas in December 2006. For the past thirty years, he has served as the chairman of the board of J.R. Smail, Inc., an oil and gas production company he founded. Mr. Smail is also the chairman of the board of directors and owner of The Monitor Bank of Big Prairie, Ohio, an Ohio state-chartered commercial bank. He also serves as President of the Ohio Oil and Gas Association. Mr. Smail is a director of Energy West Incorporated, a publicly-held public utility company in Great Falls, Montana.

Thomas J. Smith has been a director of John D. Oil and Gas since 1998. In November 2007, he was appointed vice president and chief financial officer of Energy West Incorporated, a publicly-held public utility company in Great Falls, Montana. He also serves as a director of Energy West. From 1999 to 2006, he served as our president, chief operating officer. Since 2003, he has been president, treasurer and secretary of Northeast Ohio Natural Gas Corporation, a natural gas distribution company in Mentor, Ohio, and since 2002 he has been president, treasurer and secretary of Orwell Natural Gas Company, a natural gas distribution company in Mentor, Ohio. He is a director of Corning Natural Gas Corporation, a public utility company in Corning, New York.
Director Independence
The board of directors has determined and confirmed that each of Mr. Calabrese, Mr. Coyne, Mr. Flenner, Mr. Grossi, and Mr. Krantz do not have a material relationship with John D. Oil and Gas that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of Nasdaq.
Attendance of Directors at Board Meetings
In 2007, the board of directors met eight times and acted by written consent seven times. All members of the board of directors participated in at least 75% of applicable board and committee meetings.
Directors are also encouraged to attend the annual meeting of stockholders, either in person or by teleconference. All but one of our directors attended last year’s annual meeting.
Director Nominating Process
Our board of directors does not have a nominating committee. Instead, the board believes it is in the best interests of the company to rely on the insight and expertise of all directors in the nominating process.
Our chairman generally recommends qualified candidates for director to the full board and nominees are approved by a majority of our board members. Although nominees are not required to possess specific skills or qualifications, nominees are recommended and approved based on various criteria including relevant skills and experience, personal integrity and ability and willingness to devote their time and efforts to John D. Oil and Gas. Qualified nominees are considered without regard to age, race, color, sex, religion, disability or national origin. We do not use a third party to locate or evaluate potential candidates for director.
Our board of directors considers nominees recommended by stockholders according to the same criteria. A stockholder desiring to nominate a director for election at our 2009 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our bylaws, to our secretary at our principal executive office no earlier than March 6, 2009, and no later than April 5, 2009. The notice must include as to each person whom the stockholder proposes to nominate for election or re-election as director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the written consent of the person to being named in the proxy as a nominee and to serving as a director,

•	the class and number of our shares of stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of director pursuant to Rule 14a under the Exchange Act;
and as to the stockholder giving the notice:
•	the name and record address of the stockholder, and

•	the class and number of our shares beneficially owned by the stockholder.
We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act, as amended, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission (SEC) initial reports of ownership and reports of changes in ownership of our common stock. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of copies of reports or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in 2007.
Code of Ethics
We have adopted a code of conduct and ethics that applies to all officers, directors and employees of John D. Oil and Gas, including our principal executive officer, principal financial officer, principal accounting officer, and any person performing similar functions. A copy of the code is available on our website at www.johndoilandgas.com. Any amendments or waivers to our code of conduct and ethics that apply to our chief executive officer or chief financial officer will be promptly disclosed to our stockholders.
AUDIT COMMITTEE REPORT
Our audit committee, which is comprised of Mr. Calabrese, Mr. Flenner and Mr. Grossi, operates under a written charter setting forth the committee’s responsibilities and authority. A copy of this charter is available on our website at www.johndoilandgas.com. The charter is reviewed and assessed annually by the audit committee. The audit committee also serves as the qualified legal compliance committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002.
Each member of the audit committee satisfies the regulations of the National Association of Securities Dealers (NASD) governing audit committee composition, including the requirement that all audit committee members be “independent” as defined in applicable NASD regulations.
Mr. Grossi serves as the audit committee financial expert, as defined by the SEC. The audit committee met four times in 2007.
Our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. The audit committee is directly responsible for the engagement of our independent auditor and reviews and approves all services performed for us by the independent auditor. The audit committee also reviews the independent auditors’ internal quality control procedures, reviews all relationships between the independent auditor and John D. Oil and Gas in order to assess the auditors’ independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent auditor. In addition, the audit committee ensures the regular rotation of the lead audit partner.
The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure.
The firm of Maloney + Novotny LLC, our independent registered public accounting firm for 2007, is responsible for expressing opinions on the conformity of our consolidated audited financial statements with U.S. generally accepted accounting principles. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed our consolidated audited financial statements with management and Maloney + Novotny. The audit committee also discussed with Maloney + Novotny the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”
In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent auditors a formal written statement describing all relationships between the independent auditor and us that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors’ independence, the audit committee also considered whether the non-audit services performed by the auditors on our behalf, if any, were compatible with maintaining the independence of the auditors.
In reliance upon (1) the audit committee’s reviews and discussions with management and Maloney + Novotny, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from Maloney + Novotny, dated March 28, 2008, stating that the company’s 2007 financial statements are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2007, for filing with the SEC.
Audit Committee
Steven A. Calabrese
Richard T. Flenner, Jr.
Mark D. Grossi

Principal Accounting Firm Fees
On April 4, 2006, Grant Thornton LLP notified us that it had declined to stand for re-appointment as our independent accountants as a result of the change in our business plan in June 2005. There were no disagreements with Grant Thornton relating to their resignation. We immediately engaged Hausser + Taylor LLC as our independent accountants for the fiscal year ended December 31, 2006 following Grant Thornton’s resignation. Hausser + Taylor’s name changed to Maloney + Novotny LLC in 2007. The resignation of Grant Thornton and appointment of our new independent accountants were approved by our board of directors. Our board has appointed Maloney + Novotny as our independent accountants for the fiscal year ending December 31, 2008. Representatives of Maloney + Novotny will attend the annual meeting to answer appropriate questions and make statements if they desire.
Until October 2007, Maloney + Novotny had a continuing relationship with RSM McGladrey, Inc. from which it leased audit staff who were full time, permanent employees of RSM McGladrey and through which its shareholders provided non-audit services. As a result of this arrangement, Maloney + Novotny had no full time employees and therefore, all of the audit services performed prior to October 2007 were provided by permanent full time employees of RSM McGladrey. Maloney + Novotny managed and supervised the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.
The following table sets forth the aggregate fees billed to us by our independent auditors in 2007 and 2006:

Category	2007	2006

Audit Fees	$68,868	$75,530
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$68,868	$75,530
Audit Fees. These are fees for professional services rendered by our independent accountants for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-QSB, and services that are typically rendered in connection with statutory and regulatory filings or engagements.
Audit-Related Fees. These are fees for assurance and related services rendered by our independent accountants that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. These services include employee benefit plan audits, general assistance with implementation of the requirement of SEC rules promulgated pursuant to the Sarbanes-Oxley Act of 2002, and consulting on financial accounting and reporting. There were no audit-related fees for the years ended December 31, 2007 and 2006.
Tax Fees. These are fees for professional services rendered by our independent accountants with respect to tax compliance, tax advice and tax planning. These services include the review of tax returns, and consulting on tax planning matters. There were no tax fees for the years ended
December 31, 2007 and 2006.

All Other Fees. There were no fees billed by our independent accountants for other services not described above for the years ended December 31, 2007 and 2006.
Audit Committee Pre-Approval Policies and Procedures
Before the auditors are engaged by John D. Oil and Gas to render audit or permissible non-audit services, the audit committee approves the engagement. The audit committee also reviews the scope of any audit and other assignments given to our auditors to assess whether these assignments would affect their independence. In 2007, our audit committee reviewed all services provided by Maloney + Novotny to ensure that they were within the scope previously approved by the audit committee.
EXECUTIVE OFFICERS

Name	Age	Position

Richard M. Osborne *	62	Chairman, Chief Executive Officer and Director
Gregory J. Osborne *	29	President, Chief Operating Officer and Director
C. Jean Mihitsch	60	Chief Financial Officer and Assistant Secretary
Jeffery J. Heidnik	46	Vice President of Operations

*	Biographical information for Richard Osborne and Gregory Osborne can be found under “Board of Directors.”
C. Jean Mihitsch has been chief financial officer and assistant secretary of John D. Oil and Gas since January 2004. Prior to joining John D. Oil and Gas, from 1998 to 2003, Ms. Mihitsch held the position of chief financial officer at GLB Bancorp, Inc., a publicly-traded bank holding company. Ms. Mihitsch joined Great Lakes Bank, GLB Bancorp’s subsidiary, in 1995 as controller and has over 20 years of financial experience.
Jeffrey J. Heidnik has been vice president of operations of John D. Oil and Gas since December 1999. Mr. Heidnik has worked for Richard Osborne since 1980. In 1986, he began building and managing self-storage projects and gradually assumed full responsibility for managing the operations of our storage sites.
EXECUTIVE AND DIRECTOR COMPENSATION
Director and Executive Officer Compensation Decisions
We do not have a compensation committee. Our chairman and chief executive officer generally determines the compensation for our executive officers, with input from our president and chief operating officer regarding other executive officers and employees. Our board of directors believes a compensation committee is not necessary because of the level and type of compensation paid to our executive officers.

The compensation of our outside directors is approved by our full board. For additional information, see “Director Compensation” below.
The board also administers our 1999 Stock Option and Award Plan.
Compensation of Executive Officers
Richard M. Osborne receives no compensation for serving as our chairman and chief executive officer. No executive officer earned more than $100,000 annually for the fiscal year ended December 31, 2007.
Executive Officer Outstanding Equity Awards at December 31, 2007
None of our executive officers had any outstanding equity awards at December 31, 2007.
Executive Officer Employment Agreements
None of our executive officers has an employment agreement with us.
Director Compensation
The following table summarizes information with respect to the compensation granted to our directors in 2007. In 2007, we paid each director who is not one of our employees or our legal counsel an annual fee of $2,500 in cash and $2,500 in shares of our common stock. In addition, we paid each director who was not one of our employees or our legal counsel $300 in cash for each board meeting held. Directors did not receive additional compensation for serving on a committee of the board. Richard Osborne is a named executive officer of John D. Oil and Gas and, therefore, is not included in this table. As former president and chief operating officer of the company, Mr. Smith does not receive compensation for serving on our board.

	Fees Earned or	Stock		All Other
	Paid in Cash	Awards		Compensation	Total
Name	($)	($)		($)	($)

Steven A. Calabrese	4,900	2,500	*	—	7,400
Terence P. Coyne	4,900	2,500	*	—	7,400
Richard T. Flenner	4,900	2,500	*	—	7,400
Mark D. Grossi	4,900	2,500	*	—	7,400
Marc C. Krantz	—	—		—	—
Gregory J. Osborne	—	—		—	—
James R. Smail	4,900	2,500	*	—	7,400
Thomas J. Smith	—	—		—	—

*	Amount reflects the grant date fair value of an award of 4,167 shares of common stock to each director computed in accordance with FAS 123R.

PRINCIPAL STOCKHOLDERS
The following table sets forth the amount and nature of the beneficial ownership of our common stock as of April 18, 2008 by:
•	each person known by us to own more than 5% of the outstanding shares,

•	each director,

•	each executive officer, and

•	all our directors and executive officers as a group.

	Beneficial Ownership (1)
				Convertible
Name and Address (2)	Shares		Options (3)	Securities		Total		Percent

Richard M. Osborne	3,459,541	(4)	—	7,057,820	(5)	4,431,507	(6)	44.4%
Richard A. Bonner PO Box 1359 Middlefield, Ohio 44062	500,000	(7)	—	250	(8)	750,000	(7)(8)	8.1%
S&A Investments 10474 Broadview Road Broadview Heights, Ohio 44147	—		—	500	(9)	500,000	(9)	5.3%
Steven A. Calabrese	446,675	(10)	—	—		446,675	(10)	5.0%
Terence P. Coyne	207,738		—	—		207,738		2.3%
Mark D. Grossi	207,460		—	—		207,460		2.3%
James R. Smail	204,167		—	—		204,167		2.3%
Gregory J. Osborne	151,000		—	—		151,000		1.7%
Thomas J. Smith	62,000		—	49,753	(11)	68,852	(12)	*
Richard T. Flenner, Jr.	7,738		—	—		7,738		*
Marc C. Krantz	5,000		—	—		5,000		*
C. Jean Mihitsch	5,000		—	—		5,000		*
Jeffrey J. Heidnik	1,134	(12)	25,000	—		36,134	(13)	*
All directors and officers as a group (11 individuals)	4,606,453		25,000	7,107,573	(5)(11)	5,610,270		56.1%

*	less than 1%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole investment and voting power over the shares of common stock owned.

(2)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o John D. Oil and Gas Company, 8500 Station Street, Suite 345, Mentor, Ohio 44060.

(3)	Includes options to purchase shares that are presently or will become exercisable in 60 days.

(4)	Includes: (1) 3,308,541 shares owned by the Richard M. Osborne Trust, an Ohio trust of which Richard Osborne is the sole trustee; and (2) 151,000 shares owned by Gregory Osborne which Richard Osborne has the right to vote.

(5)	Includes 5,188,528 Class A limited partnership interests of LSS I Limited Partnership, a Delaware limited partnership, owned by Richard Osborne that are presently convertible into 714,537 shares of our common stock, and 1,869,292 Class A limited partnership interests of LSS I owned by Retirement Management Company, of which Richard Osborne is the sole stockholder, that are presently convertible into 257,429 shares of our common stock.

(6)	Includes: (1) 3,308,541 shares owned by the Richard M. Osborne Trust; (2) 151,000 shares owned by Gregory Osborne which Richard Osborne has the right to vote; (3) Class A limited partnership interests of LSS I owned by Richard Osborne that are presently convertible into 714,537 shares of our common stock; and (4) Class A limited partnership interests of LSS I owned by Retirement Management Company that are presently convertible into 257,429 shares of our common stock.

(7)	Based solely on information in the Schedule 13D filed with the SEC on May 11, 2006.

(8)	Includes 250 shares of our Series A convertible preferred stock that is presently convertible into 250,000 shares of our common stock.

(9)	Includes 500 shares of our Series A convertible preferred stock that is presently convertible into 250,000 shares of our common stock. Based solely on information in the Schedule 13D files with the SEC on February 21, 2007.

(10)	Includes 148,672 shares owned by R.C. Enterprises & Development, LLC, an Ohio limited liability company of which Mr. Calabrese is sole managing member.

(11)	Includes 49,753 Class A limited partnership interests of LSS I owned by Mr. Smith that are presently convertible into 6,852 shares of our common stock.

(12)	Includes 783 shares held jointly with Mr. Heidnik’s wife.
Equity Compensation Plan Information
The following table summarized information, as of December 31, 2007, relating to our 1999 Stock Option and Award Plan. The plan provides for the issuance of up to 300,000 shares of common stock to key employees, officer and directors. As of December 31, 2007, there were 35,000 options and 35,000 shares of restricted stock outstanding and the maximum number of shares available for future grant under the plan was 230,000 shares. Under the plan, the option price may not be less than 110% of the common stock fair market value on the date of grant (in the event of incentive stock options, 100% of the fair market value if the employee owns more that 10% of our outstanding common stock).

			Number of
			securities
	Number of		remaining available
	securities		for future issuance
	to be issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities
Plan category	warrants and rights	warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders	70,000	$0.56	230,000
Equity compensation plans not approved by security holders	0	—	0
Total	70,000	$0.56	230,000
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Richard M. Osborne, our chairman and chief executive officer, is the sole manager of Liberty Self-Stor II, Ltd., an Ohio limited liability company, which owns a truck rental business that provides trucks for short-term rental to the general public, including tenants of our self-storage facilities, and provides for the retail sale of locks, boxes, packing materials, propane gas and related merchandise at the self-storage facilities. John D. Oil and Gas has entered into a cost sharing agreement with Liberty Self-Stor II with respect to the sharing of employees and space at the offices of the self-storage facilities for the benefit of both companies. As of December 31,

2007, we owed Liberty Self-Stor II $16,468 associated with these transactions, as well as for cash advances between the companies.
On December 28, 1999, our stockholders approved the lease of our executive offices from OsAir, Inc., a company owned by Richard Osborne. The current lease has a three year term maturing on March 31, 2009 for $1,350 per month. As of December 31, 2007, $16,200 of this expense is included in our general and administrative expenses.
On September 28, 2006, we entered into an unsecured loan agreement with Richard Osborne and RBS Citizens, N.A., doing business as Charter One Bank. Mr. Osborne and John D. Oil and Gas are co-borrowers on this line of credit. The loan agreement provided for up to $5 million in total borrowings with interest at a rate of 1.75% over LIBOR adjusted monthly. On February 20, 2007, we entered into a Modification Agreement with Richard Osborne and Charter One Bank. The Modification Agreement increased the available line of credit from $5.0 million to $7.5 million. In April 2007, the line of credit was increased again to $9.5 million. In order to increase the line of credit, we granted Charter One Bank a security interest in and lien on substantially all of our assets. At December 31, 2007, we had drawn $5,700,000 and Mr. Osborne had drawn $3,800,000 of the available balance on the line of credit. The average balance during 2007 was $8.2 million and the weighted average interest rate was 7.08%.
On March 28, 2008, we amended and restated our existing credit facility with Charter One. Mr. Osborne and John D. Oil and Gas remain co-borrowers under the restated loan agreement. The restated loan agreement provides for a revolving line of credit up to $9.5 million with interest at a rate of 1.75% over LIBOR. The principal is payable on August 1, 2009, unless accelerated or extended.
John D. Oil and Gas had $5,063 at December 31, 2007 included in accounts receivable from related parties. The balances represent amounts owed to us by various companies owned by Richard Osborne. The amounts primarily relate to cost sharing in well joint ventures and line of credit interest.
Effective January 1, 2006, we entered into a contract with Great Plains Exploration, LLC for well operations and sale of gas and oil production to third parties. Great Plains is wholly owned by Richard Osborne. For the year ended December 31, 2007 net revenue derived by John D. Oil and Gas from Great Plains for the sale of oil and natural gas amounted to $2,917,900. Expenses for well management and water hauling for the year ended December 31, 2007 charged by Great Plains to us totaled $202,582. We paid Great Plains $432,915 and $2,139,768 for transportation costs per the operating agreement and capitalized costs to manage and drill wells, respectively. John D. Oil and Gas also had $914,479 included in accounts receivable due from Great Plains as of December 31, 2007 for oil and natural gas sales.
John D. Oil and Gas has also entered into non-operator joint venture operating agreements with J.R. Smail, Inc., a corporation owned by James R. Smail, one of our directors. The amounts paid to J.R. Smail and capitalized to property and equipment for the joint venture by us totaled $504,313 and $109,136 at December 31, 2007 and December 31, 2006, respectively. Net revenue received from J.R. Smail for the sale of natural gas and oil from the joint venture wells in 2007 was $11,459. Additionally, Mr. Smail owns a drilling company, Poulson Drilling Corporation, which was paid $294,299 for drilling wells for John D. Oil and Gas for the year ended December 31, 2007.
On August 3, 2007, Kykuit Resources, LLC purchased from Hemus, Ltd. a 75% interest in certain oil, natural gas and mineral rights located in the Montana Breaks area of Montana. John D. Oil and Gas is the managing member of Kykuit and owns 43.8% of Kykuit. At the same time, Kykuit and Hemus executed a joint venture development agreement pursuant to which Kykuit agreed to develop and operate all of their joint leasehold interests in the Montana Breaks. The current investment by John D. Oil and Gas in this venture is $1,261,930.
Richard Osborne and Steven A. Calabrese, a director, own interests in Kykuit. Energy West Incorporated, a publicly-held public utility company of which Richard Osborne is the chairman and chief executive officer and a significant stockholder, also owns an interest in Kykuit. Mark D. Grossi, Thomas J. Smith and James R. Smail, each a director of John D. Oil and Gas, are also directors of Energy West.
On February 28, 2006, we entered into a registration rights agreement with the Richard M. Osborne Trust, of which Richard Osborne is the sole trustee, and any other stockholders who become parties to the agreement pursuant to its terms, which provides, among other things, certain piggyback registration rights to the stockholders who are parties to the agreement and that we will file a registration statement with the SEC upon the demand of the Osborne Trust. Terence P. Coyne, a director, became a party to the registration agreement on February 28, 2006.
Marc C. Krantz, a director and secretary of John D. Oil and Gas, is the managing partner of the law firm of Kohrman Jackson & Krantz P.L.L., which provides legal services to us.
We believe that the terms of the transactions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. On-going and future transactions with related parties will be:
•	on terms at least as favorable as those that we could obtain from unrelated parties,

•	for bona fide business purposes, and

•	approved by a majority of disinterested and non-employee directors.
STOCKHOLDER PROPOSALS AND COMMUNICATIONS
A stockholder intending to present a proposal to be included in our proxy statement for our 2009 annual meeting of stockholders must deliver a notice, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than January 3, 2009. The notice must set forth as to each matter the stockholder proposes to bring before the meeting:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the stockholder, and

•	any material interest of the stockholder in such business.
A stockholder may also present a proposal directly to our stockholders at the annual meeting. However, if we do not receive notice of the stockholder proposal prior to the close of business on March 17, 2009, SEC rules permit management to vote proxies in their discretion on the proposed matter. If we receive notice of the stockholder proposal on or before the close of business on March 17, 2009, management can only vote proxies in their discretion if they advise stockholders in our 2009 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.
Our board of directors also provides a process for our stockholders to send communications to our board. Stockholders may mail any communications to our chief financial officer at 8500 Station Street, Suite 345, Mentor, Ohio 44060. Our CFO will review all communications and forward to the board of directors all communications other than solicitations for products or services or trivial or obscene items. Mail addressed to a particular director or committee of the board will be forwarded to that director or committee. All other communications will be forwarded to our chairman for the review of the entire board.
OTHER MATTERS
Our board of directors is not aware of any other matters to be submitted to the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors may recommend.
You are urged to sign and return your proxy card promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.
By Order of the Board of Directors,
Marc C. Krantz
Secretary

[FRONT]

PROXY	JOHN D. OIL AND GAS COMPANY	PROXY
ANNUAL MEETING OF STOCKHOLDERS, JUNE 4, 2008
LaMalfa Centre
5783 Heisley Road, Mentor, Ohio 44060
10:00 a.m. local time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Gregory J. Osborne and Marc C. Krantz, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of the Stockholders of John D. Oil and Gas Company to be held on June 4, 2008, at LaMalfa Centre, 5783 Heisley Road, Mentor, Ohio 44060, beginning at 10:00 a.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Meeting or any adjournments thereof, all as set forth in the April 29, 2008 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of John D. Oil and Gas Company.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL NOMINEES.

1.	Election of Steven A. Calabrese, Terence P. Coyne, Richard T. Flenner, Jr., Mark D. Grossi, Marc C. Krantz, Gregory J. Osborne, Richard M. Osborne, James R. Smail and Thomas J. Smith as directors.

FOR / / WITHHELD / /
FOR, EXCEPT WITHHELD FROM THE FOLLOWING NOMINEE(S): / /

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]	(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:	, 2008

Signature

Signature if held jointly

I plan to attend the meeting: Yes ☐ No☐
This proxy will be voted FOR all nominees unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.